Exhibit 99.1

My Size Announces Reverse Stock Split

AIRPORT CITY, Israel – April 15, 2024 – MySize, Inc. (NASDAQ: MYSZ) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, announced that its Board of Directors has approved a one-for-eight reverse stock split of its common stock that is scheduled to become effective after trading closes on April 19, 2024. Beginning on April 23, 2024, the Company’s common stock will trade on the Nasdaq Capital Market on a split adjusted basis under a new CUSIP number 62844N 406. The Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “MYSZ.” As previously disclosed, at the My Size Special Meeting of Stockholders held on April 15, 2024, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors, among other things, to effect a reverse stock split at a ratio in the range of 1-for-2 and 1-for-15 in order to increase the per share price and bid price of the Company’s common stock to regain compliance with the continued listing requirements of Nasdaq and make the common stock more attractive to certain institutional investors, which would provide for a stronger investor base.

Upon effectiveness of the reverse stock split, every 8 shares of the Company’s outstanding common stock will be converted to one share of common stock. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase common stock.

The reverse stock split will not affect any stockholder’s ownership percentage of the Company’s common stock, except to the extent that the reverse stock split would result in any stockholder owning a fractional share. Fractional shares of common stock will be rounded up to the nearest whole share. The number of authorized shares of the Company’s common stock will not change, while the number of outstanding shares will be reduced from approximately 5.1 million to approximately 0.64 million.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, VStock Transfer, LLC, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. VStock Transfer, LLC can be reached at (212) 828-8436.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 22, 2024, a copy of which is also available at www.sec.gov or at https://www.mysizeid.com/ under the SEC Filings tab located on the Investor Relations page.

About My Size, Inc.

MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions including MySizeID and recently acquired Naiz Fit to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

Register here for the MySizeID solution for your online store and here for the Naiz Fiz solution.

To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the acquisition, expected revenues, and the expected closing of the acquisition. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO
ir@mysizeid.com